TRANSFER AND ASSUMPTION AGREEMENT

THIS TRANSFER AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of August, 2015, by and between Equinox Fund Management, LLC, a limited liability company organized under the laws of the state of Delaware, (“EFM”) and Equinox Institutional Asset Management, LP, a limited partnership organized under the laws of the state of Delaware (“EIAM”).

W I T N E S S E T H :

WHEREAS, EFM and EIAM are each controlled, directly or indirectly, by Equinox Financial Group, LLC (“EFG”); and

WHEREAS, EFM and EIAM are registered as investment advisers under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, EFM serves as the investment adviser to (i) each of the Equinox Chesapeake Strategy Fund, Equinox Crabel Strategy Fund, Equinox Campbell Strategy Fund, Equinox BH-DG Strategy Fund, Equinox BlueCrest Systematic Macro Fund and Equinox Aspect Core Diversified Strategy Fund (each a “Fund,” and collectively, the “Funds”), each a series of Equinox Funds Trust (the “Trust”), a Delaware statutory trust, pursuant to Investment Advisory Agreements with each of the Funds and EFM (the “Advisory Agreements”), and (ii) each Fund’s wholly-owned controlled foreign corporation formed in the Cayman Islands (each a “CFC”) pursuant to Investment Advisory Agreements with each of the CFCs and EFM (the “CFC Advisory Agreements”); and

WHEREAS, EFM, in its capacity as investment adviser to the Equinox Aspect Core Diversified Strategy Fund (“Aspect Fund”), has delegated certain of its investment responsibilities (i) with respect to the Aspect Fund, to Aspect Capital Limited (the “Sub-Adviser”), a limited liability company incorporated and existing under the laws of England and Wales, pursuant to a sub-advisory agreement among the Trust, on behalf of the Aspect Fund, Equinox Aspect Core Diversified Strategy Fund Limited, a limited liability company organized under the laws of the state of Delaware and the Sub-Adviser (the “Sub-Advisory Agreements”), and (ii) with respect to the Aspect Fund’s CFC pursuant to an investment sub-advisory agreement among the Aspect Fund’s CFC, EFM and the Sub-Adviser (the “CFC Sub-Advisory Agreement”); and

WHEREAS, EFM has entered into expense limitation/reimbursement and/or fee waiver agreements with the Trust with respect to the Funds and the CFCs (with the Advisory Agreements, the CFC Advisory Agreements, the Sub-Advisory Agreements and the CFC Sub-Advisory Agreements, the “Fund Agreements”); and

WHEREAS, EIAM currently serves as investment adviser to certain other series of the Trust and EFG wishes to consolidate the mutual fund advisory businesses of EFM and EIAM with respect to the Trust (“Advisory Business”) into EIAM, which will require transferring by assignment the Fund Agreements to EIAM (the “Consolidation”); and

WHEREAS, EFG , EFM and EIAM believe the Consolidation is in the Funds’ best interest;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Transfer, Delegation and Assumption. EFM hereby transfers, assigns, conveys and delegates to EIAM all of EFM’s obligations with respect to the Advisory Business and each of the Fund Agreements listed on Schedule A hereto, effective as of the date hereof and EIAM hereby accepts such transfer, assignment, conveyance and delegation and hereby undertakes, assumes and becomes directly and solely responsible for, and shall perform all obligations incidental to, the Advisory Business and the Fund Agreements.

2. No Assignment under the Investment Company Act of 1940. EFM and EIAM hereby rely on Rule 2a-6 of the Investment Company Act of 1940 (the “Investment Company Act”) that the transfer of an investment advisory contract to another investment adviser under the common control with the current investment advisor will not constitute an “assignment” requiring shareholder approval pursuant to Section 15(a)(4) or Section 15(b)(2) of the Investment Company Act as the transaction does not result in a change of actual control or management of the adviser to the investment company:

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof. This Agreement is subject in all events to federal securities law.

4. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties hereto.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

6. Amendments and Waiver. No modification, waiver or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof unless otherwise expressly provided.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EQUINOX FUND MANAGEMENT, LLC

By:	/s/ Robert J. Enck

Name:	Robert J. Enck
Title:	President & CEO

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck

Name:	Robert J. Enck
Title:	President & CEO

Schedule A

List of Fund Agreements

Investment Advisory Agreement between Equinox Funds Trust (the “Trust”), on behalf of each of the Equinox Chesapeake Strategy Fund, Equinox Crabel Strategy Fund, Equinox Campbell Strategy Fund, Equinox BH-DG Strategy Fund, Equinox BlueCrest Systematic Macro Fund and Equinox Aspect Core Diversified Strategy Fund (the “Funds”), and Equinox Fund Management LLC (“EFM”) dated December 30, 2010 and effective with respect to each Fund on the dates set forth on the Amended and Restated Schedule A and B dated November 5, 2014.

Investment Advisory Agreement between EFM and Equinox Chesapeake Strategy Fund Limited, Equinox Crabel Two Plus Strategy Fund Limited, Equinox Campbell Strategy Fund Limited, Equinox Brevan Howard Strategy Fund Limited, Equinox BlueCrest Systematic Macro Fund Limited.

Sub-Advisory Agreement among the Trust, on behalf of the Equinox Aspect Core Diversified Strategy Fund (the “Aspect Fund”), EFM, Aspect Capital Limited (“Aspect”) and Equinox Aspect Core Diversified Strategy Fund Limited dated November 5, 2014.

Investment Sub-Advisory Agreement made as of November 5, 2014, among the Equinox Aspect Core Diversified Strategy Fund Limited, EFM and Aspect.

Expense Limitation Agreement between the Trust, on behalf of each of the Funds (except the Aspect Fund), and EFM effective January 25, 2011 and effective with respect to each Fund on the dates set forth on the Amended and Restated Schedule A dated August 5, 2015.

Amended and Restated Expense Limitation Agreement between the Trust, with respect to the Aspect Fund, EFM and Aspect made as of November 5, 2014, as amended and restated August 5, 2015.

Fee Waiver Agreement between the Trust Registrant and EFM effective January 25, 2011 and effective with respect to each Fund on the dates set forth on the Amended and Restated Schedule A dated November 5, 2014.